Exhibit 3.1

SECOND CERTIFICATE OF AMENDMENT

TO THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

LAREDO PETROLEUM, INC.

(Originally incorporated on August 12, 2011)

Laredo Petroleum, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”) hereby certifies pursuant to Section 242 of the DGCL:

FIRST: At a meeting of the Board of Directors of the Corporation duly called and held on March 23, 2022, the Board of Directors duly adopted the following resolution amending Article Fourth of the Corporation’s Amended and Restated Certificate of Incorporation by deleting Section A. of Article Fourth in its entirety and replacing it with the following:

“A. The total number of shares of all classes of stock which the Corporation shall have authority to issue is 90,000,000, consisting of 40,000,000 shares of common stock, par value one cent ($0.01) per share (the “Common Stock”), and 50,000,000 shares of preferred stock, par value one cent ($0.01) per share (the “Preferred Stock”).”

SECOND: On May 26, 2022, pursuant to a resolution of the Corporation’s Board of Directors, an annual meeting of the Corporation’s stockholders was duly called and held upon notice in accordance with the provisions of Section 222 of the DGCL, at which meeting the necessary number of shares of Common Stock as required by applicable law and the Corporation’s Amended and Restated By-laws were voted in favor of such amendment to be implemented by the Corporation’s Board of Directors at its sole discretion.

THIRD: The foregoing amendment was duly adopted in accordance with Section 242 of the DGCL.

IN WITNESS WHEREOF, the Corporation has caused this certificate to be executed on this day of May 26th, 2022.

Laredo Petroleum, Inc.
By:	/s/ Mark Denny
Name:	Mark Denny
Title:	SVP – General Counsel & Secretary

[Signature Page to Certificate of Amendment to Amended and Restated Certificate of Incorporation]